ACCEPTANCE INSURANCE COMPANIES INC.
ANNOUNCES YEAR-END 2001 RESULTS

For Immediate Release

(Council Bluffs, Iowa-January 31, 2002) Acceptance Insurance Companies Inc. (NYSE:AIF) today reported net income of $5.1 million, or $0.34 per diluted share, for the fourth quarter of 2001. The Company's continuing crop insurance operations generated an after-tax net operating profit of $6.0 million, or $0.39 per diluted share, for the quarter. Property and casualty operations resulted in an after-tax net operating loss of $2.6 million, or $0.17 per diluted share, during this period. For the fourth quarter of 2000, the Company reported a net loss of $24.1 million or $1.69 per share.

The Company's net loss for the year ended December 31, 2001 was $9.1 million, or $0.63 per share, compared to a net loss of $28.8 million, or $2.02 per share, for the year ended December 31, 2000. The crop insurance operations conducted primarily by the Company's American Agrisurance, Inc. and American Growers Insurance Company subsidiaries generated an after-tax net operating profit of $6.6 million, or $0.46 per share, for the year ended December 31, 2001. For the year ended December 31, 2000, Company crop insurance operations had an after-tax net operating loss of $14.7 million, or $1.03 per share. Acceptance property and casualty operations had an after-tax net operating loss of $22.1 million, or $1.54 per share, for the year ended December 31, 2001 compared to an after-tax net operating loss of $13.8 million, or $0.97 per share, during the comparable period of 2000.

The fourth quarter financial information released today includes the Company's estimated results of its 2001 multiple peril crop insurance operations, which produced an after-tax underwriting gain of $7.0 million. The results compare favorably to an after-tax underwriting loss of $10.5 million recorded in the fourth quarter of 2000. More favorable weather conditions in several of the Company's primary marketing regions and operating cost efficiencies generated from reorganization and acquisition activities contributed to the positive results. The Company's crop hail and other crop operations produced an after-tax underwriting loss of $1.0 million and $1.4 million for the fourth quarter ended December 31, 2001 and 2000, respectively.

For the year ended December 31, 2001 the Company's primary crop insurer, American Growers Insurance Company, had statutory net income of approximately $14.3 million compared to a statutory net loss of $21.0 million for the year ended December 31, 2000. As of December 31, 2001 American Growers Insurance Company had statutory surplus of approximately $75.4 million compared to $56.8 million as of December 31, 2000.

Company Chief Executive Officer John E. Martin noted, "I am pleased with the profitability of our crop operations. We have made significant progress in creating a focused and energized agricultural risk management company. Our new operating structure was intended to generate operating efficiencies and increase profitability, and these initial results are encouraging. At the same time we have been making investments in our operations to provide additional tools to our Associates and agents to further improve our service to customers. In addition, during a year of rapid transition we have continued to lead the industry in product development, earning FCIC approval for the first livestock insurance program authorized under federal legislation. We expect the positive momentum evident in our fourth quarter crop operating results to continue."

The property and casualty results for the year ended December 31, 2001 reflect the net of tax increase in loss reserves of $9.1 million recorded in the third quarter of 2001. The reserve increase was concentrated primarily in the general liability lines of business for accident years 1999 and prior. The after-tax net operating loss for the fourth quarter of 2001 reflects the results of the run-off business and related expenses.

The Company will hold a conference call for interested parties to discuss its fourth quarter results at 9:30 a.m. (Central) Friday, February 1, 2002. Interested parties may access the Company's conference call at 212.346.6455 five minutes before the call to insure timely participation. PostView is available from 11:30 a.m. (Central) February 1 to 11:30 a.m. (Central) February 2. To access PostView, dial 800.633.8284 or 858.812.6440 and enter reservation number 20281284.

Acceptance Insurance Companies Inc. is an insurance holding company providing agricultural risk management products and services throughout the United States. American Agrisurance, Inc. and American Growers Insurance Company are wholly owned subsidiaries of the Company.

This release includes forward-looking statements with respect to the expected future financial results of the Company's property and casualty and crop insurance operations. Such forward-looking statements are subject to inherent risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements, including factors noted in Acceptance's Form 10K for the year ended December 31, 2000 and Form 10Q for the quarter ended September 30, 2001, which are incorporated herein by this reference. The Company will not update or revise the forward-looking statements in this release even though the conditions or circumstances currently underlying those statements may materially change.

Contacts:

John E. Martin
President and Chief Executive Officer
Acceptance Insurance Companies Inc.
800.999.7475

Dwayne D. Hallman
Chief Financial Officer
Acceptance Insurance Companies Inc.
800.999.7475